Exhibit 99.3
Everyone,
Earlier today we entered into a definitive agreement to sell all of the outstanding shares of Xenos to Actuate Corporation (NASDAQ: ACTU). Actuate, the people behind BIRT™, founded and continues to co-lead the Eclipse BIRT open source project. BIRT is the premier development environment for Rich Information Applications that present data in compelling and interactive ways via the web on any device. Founded in 1993, Actuate is headquartered in San Mateo, California, with offices worldwide. Actuate has over 4,400 customers globally in a diverse range of business areas including financial services and the public sector.
I’m very pleased to be making this announcement because this transaction will facilitate the rapid deployment of Xenos’ technologies worldwide through synergies with BIRT’s leading edge applications and access to Actuate’s outstanding sales team and solid customer base. The combination of Xenos Enterprise Server ™ and Actuate’s BIRT iServer™ will offer unique capabilities that will significantly enhance the customer experience, deepen understanding of client behaviors and reduce operational costs.
I have been impressed with Actuate’s executive team and believe we share a similar approach to business. The combination of Actuate and Xenos will create a strong company that has the capacity to fulfill the demand for integrated solutions that enable a wider range of compelling solutions that harness untapped content, such as print streams and documents, and combine it with structured data sources. By combining Actuate’s powerful offerings for building BIRT-based Rich Information Applications with Xenos’ Enterprise Server, we will be the first to turn data and documents into BIRT-based applications.
We expect the transaction to be completed within the first quarter of 2010 and until then it will be business as usual for both companies. We understand that there will be no short-term changes to our operations once the transaction is completed and expect to continue all current projects as planned.
Attached is a list of frequently asked questions with more details about the transaction and I am available to answer any further questions you may have, following the conference call.
Stu Butts
Chairman & CEO